EXECUTION VERSION

SHARE PURCHASE AGREEMENT
BY AND AMONG
QUALITY SYSTEMS, INC.
as Buyer;
and
THE SHAREHOLDERS OF MIRTH CORPORATION
NAMED ON ANNEX A HERETO
as Sellers;
and
JON TEICHROW
as Representative of the Sellers

Dated as of September 9, 2013

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TABLE OF CONTENTS
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SHARE PURCHASE AGREEMENT	1

ARTICLE I SALE AND TRANSFER OF THE PURCHASED SHARES; CLOSING	1

1.1	Purchased Shares and Treatment of Company Options 1

1.2	Purchase Price 2

1.3	The Closing 2

1.4	Closing Amount Adjustment 3

1.5	Strategic Objectives Closing Shares Adjustment 5

1.6	Withholding Tax 7

ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE SELLERS	7

2.1	Organization, Qualification and Corporate Power 7

2.2	Capitalization 8

2.3	Noncontravention 9

2.4	Subsidiaries 9

2.5	Financial Statements 9

2.6	No Company Material Adverse Effect; Absence of Certain Changes 9

2.7	Undisclosed Liabilities 11

2.8	Taxes 11

2.9	Assets 12

2.10	Facilities 13

2.11	Real Property 13

2.12	Intellectual Property 14

2.13	Contracts 16

2.14	Accounts Receivable 18

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2.15	Powers of Attorney 18

2.16	Insurance 18

2.17	Litigation 18

2.18	Warranties 19

2.19	Employees 19

2.20	Employee Benefits 20

2.21	Environmental Matters 23

2.22	Legal Compliance 23

2.23	Compliance with Healthcare Laws and Regulations 24

2.24	Customers and Suppliers 25

2.25	Permits 25

2.26	Certain Business Relationships With Affiliates 25

2.27	Payments 25

2.28	Brokers’ Fees 26

2.29	Books and Records 26

2.30	Closing Shares 26

2.31	Disclosure 27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER	27

3.1	Organization and Corporate Power 27

3.2	Authorization of Transaction 28

3.3	Noncontravention 28

3.4	Litigation 28

3.5	Closing Shares 28

ARTICLE IV Intentionally omitted	29

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ARTICLE V Intentionally omitted	29

ARTICLE VI CLOSING DELIVERIES	29

6.1	Deliveries by Sellers 29

6.2	Deliveries by Buyer 30

ARTICLE VII POST-CLOSING COVENANTS	30

7.1	Intentionally omitted 30

7.2	Confidentiality and Noncompetition 30

7.3	Transition 33

7.4	Customer Retention 33

7.5	Non-Disparagement 33

7.6	Pfizer Agreement 33

7.7	Further Assurances 33

7.8	Sharing of Data 33

7.9	Tail Insurance 34

7.10	Cooperation in Litigation 34

ARTICLE VIII INDEMNIFICATION	34

8.1	Indemnification by Seller 34

8.2	Indemnification by Sellers with Respect to Section 7.2 35

8.3	Indemnification by Buyer 35

8.4	Indemnification Claims 35

8.5	Survival of Representations and Warranties 36

8.6	Recourse First to Closing Shares 37

8.7	Treatment of Indemnity Payments 38

8.8	Limitations 38

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8.9	Special Rule for Fraud and Intentional Misrepresentation 39

8.10	Certain Limitations 39

ARTICLE IX TAX MATTERS	39

9.1	Tax Indemnification 39

9.2	Assistance and Cooperation 40

9.3	Section 338(h)(10) Election 40

9.4	Indemnification Claims 41

9.5	Dispute Resolution 42

9.6	Preparation of Certain Tax Returns 42

ARTICLE X Intentionally omitted.	42

ARTICLE XI DEFINITIONS	42

ARTICLE XII MISCELLANEOUS	52

12.1	Expenses 52

12.2	Press Releases and Announcements 52

12.3	No Third Party Beneficiaries 53

12.4	Entire Agreement 53

12.5	Succession and Assignment 53

12.6	Counterparts and Facsimile Signature 53

12.7	Headings 53

12.8	Notices 53

12.9	Governing Law; Consent to Jurisdiction and Venue 54

12.10	Amendments and Waivers 54

12.11	Severability 55

12.12	Construction 55

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12.13	Attorneys’ Fees 55

ARTICLE XIII SELLERS’ REPRESENTATIVE	55

13.1	Appointment 55

13.2	Reliance 56

13.3	Indemnification 56

Annexes
Annex A        Shareholders of the Company

Exhibits
Exhibit A-1        Form of J. Teichrow Employment Agreement
Exhibit A-2        Form of G. Teichrow Employment Agreement
Exhibit A-3        Form of A. Thorson Employment Agreement
Exhibit B        Escrow Agreement

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SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 9, 2013 by and among Quality Systems, Inc., a California corporation (“Buyer”), each of the shareholders of Mirth Corporation, a California corporation (“Company”) identified on Annex A (each a “Seller” and collectively, “Sellers”), and Jon Teichrow, an individual and a Seller, as representative of the Sellers (“Representative”). Capitalized terms shall have the meanings ascribed to them in ARTICLE XI.
R E C I T A L S
WHEREAS, Company is engaged in the business of creating, developing and providing services in connection with custom software applications and systems;
WHEREAS, Sellers own all of the issued and outstanding capital stock of the Company as set forth on Annex A (the “Purchased Shares”);
WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of Sellers’ right, title and interest in and to the Purchased Shares on the terms and conditions contained herein; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
SALE AND TRANSFER OF THE PURCHASED SHARES; CLOSING
1.1 Purchased Shares and Treatment of Company Options
(a)    Upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from each Seller, all right title and interest in and to the number of Purchased Shares set forth opposite such Seller’s name on Annex A hereto, which Purchased Shares constitute all of the Purchased Shares owned by such Seller, free and clear of any Security Interest, in exchange for the consideration set forth in Section 1.2 hereof.

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(b)    Sellers have caused each and every Company Option that remained outstanding as of immediately prior to the Closing to be cancelled and extinguished. Prior to the Closing, the board of directors of the Company has adopted such resolutions, and take such other actions necessary to cause the Company Options to be treated as set forth in this Section 1.1(b).
1.2     Purchase Price. In full consideration for the sale and delivery of the Purchased Shares by Sellers and the covenants of Sellers contained herein, Buyer shall pay to Sellers the following (collectively, the “Purchase Price”):
(a) Closing Payment. At the Closing, Buyer will pay to Sellers in accordance with the percentage ownership set forth opposite such Seller’s name on Annex A, an amount equal to Thirty-Two Million Dollars ($32,000,000), as adjusted in accordance with Section 1.4, minus the Company Expenses (the “Closing Cash Payment”).
(b) Payoff of Company Expenses. At the Closing, Buyer will pay, directly to the applicable third parties on behalf of the Company, the Company expenses set forth on Schedule 1.2(b) (the “Company Expenses”), which will be delivered by Sellers to Buyer no later than two (2) business days prior to Closing. For each Company Expense, Schedule 1.2(b) shall set forth the full payment amount, including without limitation, any related expenses, fees, interest or other charges required to satisfy such Company Expense in full, the name of the third party to whom such amount is due, including without limitation, Sellers’ investment bankers, attorneys and/or other advisors and any other representatives in connection with the transactions contemplated by this Agreement and wire instructions for each third party.
(c) Closing Shares. At the Closing, Buyer will issue to the Escrow Agent in book entry form, a number of Buyer Shares (the “Closing Shares”) with a total value equal to Twenty-Seven Million Dollars ($27,000,000) calculated as of the Closing Date using the Share Valuation Method (the “Closing Shares Amount”). The Closing Shares shall be held by the Escrow Agent under the terms of the Escrow Agreement and shall be disbursed in accordance with the terms of the Escrow Agreement and subject to adjustment as set forth on Schedule 1.5(a)(i), to Sellers in accordance with the percentage ownership set forth opposite such Seller’s name on Annex A. One-third of the Closing Shares shall include a restriction providing that such shares cannot be sold until the first (1st) anniversary of the Closing Date (except as otherwise provided in Schedule 1.5(a)(i)) and shall be registered for the benefit of Sellers in accordance with the percentage ownership set forth opposite such Seller’s name on Annex A, on the six-month anniversary of the Closing Date (the “Tranche One Shares”); One-third of the Closing Shares shall include a restriction providing that such shares cannot be sold until the second (2nd) anniversary of the Closing Date (except as otherwise provided in Schedule 1.5(a)(i)) and shall be registered for the benefit of the Sellers in accordance with the percentage ownership set forth opposite such Seller’s name on Annex A, on the eighteen-month anniversary of the Closing Date (the “Tranche Two Shares”); and One-third of

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the Closing Shares shall include a restriction providing that such shares cannot be sold until the third (3rd) anniversary of the Closing Date (except as otherwise provided in Schedule 1.5(a)(i)) and shall be registered for the benefit of Sellers in accordance with the percentage ownership set forth opposite such Seller’s name on Annex A, on the thirty-month anniversary of the Closing Date (the “Tranche Three Shares”).
1.3     The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on and subject to the terms and conditions of this Agreement concurrently with the execution and delivery of this Agreement on the date hereof (the “Closing Date”).
1.4 Closing Amount Adjustment.
(a) Target Working Capital. The Closing Amount will be adjusted by the difference between the Closing Date Working Capital and an amount (the “Target Working Capital”) equal to $273,238, less an amount equal to the lower of (i) the incremental income tax owed by Sellers as a direct result of the 388(h)(10) Election, compared to a sale of the Purchased Shares without the 338(h)(10) Election (computed in the manner shown on Schedule 1.4(a)), and (ii) $1,500,000.
(b) Estimated Closing Adjustment. Prior to the Closing, Sellers have delivered to Buyer (i) a certificate setting forth its good faith estimate of the Closing Date Working Capital (the “Estimated Closing Date Working Capital”) and (ii) the documentation underlying Sellers’ calculation of the Estimated Closing Date Working Capital. Furthermore, Sellers shall provide any and all additional information and documentation reasonably requested by Buyer to support the Estimated Closing Date Working Capital. The Closing Cash Payment shall be increased by the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital or the Closing Cash Payment shall be decreased by the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital.
(c) Post-Closing Adjustment. If the Closing Date Working Capital set forth in the Final Balance Sheet is greater than the Estimated Closing Date Working Capital, Buyer will pay the amount of the difference to Sellers by wire transfer in immediately available funds. If the Closing Date Working Capital set forth in the Final Balance Sheet is less than the Estimated Closing Date Working Capital, Sellers will pay the amount of such difference to Buyer by electronic transfer of immediately available funds. If any such required payment by Sellers is not paid within five (5) Business Days following the date on which such payment is required to be made, Buyer shall have the right, but not the obligation, to setoff such amount owed by Sellers against and reduce the Closing Shares, dollar for dollar, using the Share Valuation Method, calculated as of the Closing Date. In the case of any such setoff by Buyer, the obligation of the Sellers to make such payment shall be deemed satisfied and discharged to the extent of such setoff. The amount due pursuant to this Section

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1.4(c), whether from Buyer or as a reduction to the Purchase Price, is referred to as the “Closing Adjustment.” For Tax purposes, any amount due by Buyer or as a reduction to the Purchase Price under this Section 1.4, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.
(d) Adjustment Procedures. The Closing Adjustment described in Section 1.4(c) will be determined as follows:
(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare, in accordance with GAAP, and deliver to Sellers a balance sheet of the Company as of the Closing Date which shall set forth the Closing Date Working Capital (the “Final Balance Sheet”). The Parties acknowledge and agree that for purposes of determining the Closing Amount Adjustment pursuant to this Section 1.4(d)(i) the Final Balance Sheet shall be prepared on a basis consistent with and utilizing the same principles, practices and policies of the Company as those used in preparing the Most Recent Balance Sheet.
(ii)    Sellers and any professionals chosen by Sellers shall have the right to review the Company’s books and records relating to, and the work papers of Buyer and its advisors utilized in, preparing the Final Balance Sheet.
(iii)    If Sellers deliver a timely notice of disagreement, Buyer and Sellers shall attempt in good faith during the thirty (30) days immediately following Buyer’s receipt of timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such 30-day period, Buyer and Sellers have not resolved their disagreements regarding the Final Balance Sheet, Buyer and Sellers shall refer the items of disagreement for final determination to the Orange County, California office of a regional accounting firm which is mutually acceptable to Buyer and Sellers (the “Accountants”). However, if Buyer and Sellers are unable to agree on such a firm which is willing to so serve, Buyer shall deliver to Sellers a list of two independent regional accounting firms that are not auditors, tax advisors or other consultants to Buyer or its Affiliates or Sellers or their Affiliates, and Sellers shall select one of such two firms to be the Accountants within five (5) Business Days. The Accountants, Buyer and Sellers will enter into such engagement letters as required by the Accountants to perform under this Section 1.4(d)(iii). The Parties will be reasonably available for the Accountants, and shall instruct the Accountants to render a final determination within the thirty (30) days immediately following the referral to the Accountants. After the end of the aforesaid 30-day period, neither Sellers nor Buyer may introduce additional disagreements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by all Parties and will be final and binding upon the Parties. If any dispute is submitted to the Accountants, each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party or its independent accountants (including information of the Company)

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and each Party shall be afforded the opportunity to present the Accountants material relating to the determination and to discuss the determination with the Accountants. The Accountants shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed amount to reflect such resolution. It is the intent of Buyer and Sellers that the process set forth in this Section 1.4(d)(iii) and the activities of the Accountants in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Accountants’ review of any dispute between Buyer and Sellers regarding the Final Balance Sheet and/or the calculation of the Closing Date Working Capital pursuant to this Section 1.4(d)(iii) shall be limited solely to the resolution of the objections to the calculation of the Closing Date Working Capital that are set forth in the notice of disagreement, and the Accountants shall have not authority over any other disagreement (including but not limited to questions of Law, interpretation of contract, and fraud). Within thirty (30) days after the matter is submitted to the Accountants, the Accountants shall issue a written report of its review, setting forth in reasonable detail its calculation of such Final Balance Sheet. The Final Balance Sheet shall be deemed to be conclusive and binding on Buyer and Sellers upon (A) the failure of Sellers to deliver to Buyer a notice of disagreement within fifteen (15) Business Days of receipt of the Final Balance Sheet prepared by Buyer, (B) resolution of any disagreement by mutual agreement of Buyer and Sellers after a timely notice of disagreement has been delivered to Buyer, or (C) notification by the Accountants of their final determination of the items of disagreement submitted to them.
(iv)    If the Closing Adjustment based on the Accountants’ review of the Final Balance Sheet is closer to Sellers’ Closing Adjustment proposal in its notice of disagreement than the Closing Adjustment based on the Final Balance Sheet, the fees and disbursements of the Accountants under this Section 1.4(d) shall be borne exclusively by Buyer. If the Closing Adjustment based on the Accountants’ review of the Final Balance Sheet is closer to the Closing Adjustment based on the Final Balance Sheet than Sellers’ Closing Adjustment proposal in its notice of disagreement, the fees and disbursements of the Accountants under this Section 1.4(d) shall be borne exclusively by Sellers. If any such required payment by Sellers is not paid within five (5) Business Days following the date on which such payment is required to be made, Buyer shall have the right, but not the obligation, to setoff any such amount owed by Sellers against and reduce the Closing Shares, dollar for dollar, using the Share Valuation Method, calculated as of the Closing Date. In the case of any such setoff by Buyer, the obligation of the Sellers to make such payment shall be deemed satisfied and discharged to the extent of such setoff.
1.5 Strategic Objectives Closing Shares Adjustment.
(a)    The number of Tranche Two Shares and Tranche Three Shares shall be subject to adjustment as set forth on Schedule 1.5(a)(i).

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(b) Closing Shares Adjustment Procedures.
(i)    The Tranche Two Shares, as adjusted as provided in this Section, the other provisions of this Agreement and Schedule 1.5(a)(i), will be released to the Sellers by the Escrow Agent as soon as practical after the First Adjustment Date (as defined in Schedule 1.5(a)(i)), or sooner as provided in Schedule 1.5(a)(i). The Tranche Three Shares, as adjusted as provided in this Section, the other provisions of this Agreement and Schedule 1.5(a)(i), will be released to the Sellers by the Escrow Agent as soon as practical after the Second Adjustment Date (as defined in Schedule 1.5(a)(i)), or sooner as provided in Schedule 1.5(a)(i). From time to time, as and when the Representative determines that any Strategic Objective (as defined in Schedule 1.5(a)(i)) has been achieved, the Representative will deliver to Buyer a written notice so stating. Within fifteen (15) Business Days of the First Adjustment Date, if Buyer determines that any Strategic Objective required to have been achieved on or before the First Adjustment Date (other than any Strategic Objective that Buyer and Representative have previously agreed has been fully achieved, or that is deemed to have been fully achieved as provided in this Section 1.5(b)) has not been achieved in full, Buyer will deliver to the Representative a written notice so stating, which shall also set forth the amount of the applicable Closing Shares adjustment pursuant to Schedule 1.5(a)(i) and a description in reasonable detail of the reasons for such adjustment. Within fifteen (15) Business Days of the Second Adjustment Date, if Buyer determines that any Strategic Objective required to have been achieved after the First Adjustment Date and on or before the Second Adjustment Date (other than any Strategic Objective that Buyer and Representative have previously agreed has been fully achieved, or that is deemed to have been fully achieved as provided in this Section 1.5(b)) has not been achieved in full, Buyer will deliver to the Representative a written notice so stating, which shall also set forth the amount of the applicable Closing Shares adjustment and a description in reasonable detail of the reasons for such adjustment. Each of the notices referred to in the preceding sentences is hereinafter referred to as an “Adjustment Certificate.” If either party fails, within fifteen (15) days after receipt of an Adjustment Certificate, to deliver to the other party, a written notice objecting to such Adjustment Certificate in reasonable detail setting forth such objecting party’s objections to the Adjustment Certificate and, if applicable, such objecting party’s determination of the Closing Shares adjustment that should be made with respect to the Strategic Objective(s) covered by such Adjustment Certificate (an “Adjustment Objection Notice”), then such Adjustment Certificate, the Closing Shares adjustment set forth therein, if any, and the statements therein regarding achievement or partial achievement of the Strategic Objective(s) covered by such Adjustment Certificate, will be deemed final and binding on both Sellers and Buyer. If either party timely delivers an Adjustment Objection Notice, then the parties will attempt in good faith to resolve the issues outstanding with respect to such Adjustment Certificate.
(ii)    Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to the Closing Shares adjustment, then such dispute shall be settled by final and binding arbitration in Orange County, California in

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accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. Any determination or award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys’ fees) will be borne by the party delivering the Adjustment Objection Notice, unless it is determined that the Adjustment Certificate being contested either overstated or understated the applicable Closing Shares adjustment by at least twenty percent (20%), in which case such fees and disbursements will be borne exclusively by the party delivering the Adjustment Certificate.
(c) Closing Shares Adjustment. The Closing Shares adjustment, if any, shall be effective upon the later of (i) the earlier of the date that the applicable Adjustment Certificate is binding on Sellers and Buyer as a result of the operation of Section 1.5(a) or the party that received the applicable Adjustment Certificate gives notice to the other party that it has no objection to the Adjustment Certificate, or (ii) if disputed pursuant to Section 1.5(b), upon final determination of the applicable Closing Shares adjustment. Any Closing Shares subject to dispute shall remain in escrow until the applicable Closing Shares adjustment is effective, and the balance of the Closing Shares will be released to Sellers in accordance with the provisions of this Agreement. Buyer and the Sellers will cooperate in good faith in promptly providing joint instructions to the Escrow Agent regarding release to Sellers of all or an appropriate portion Closing Shares, as adjusted in accordance with this Section, the other provisions of this Agreement and Schedule 1.5(a)(i) as soon as practical following the First Adjustment Date, the Second Adjustment Date or upon the occurrence of any other events requiring a release of the Closing Shares as set forth in Schedule 1.5(a)(i).
1.6     Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provisions of applicable Tax Laws. All such withheld amounts shall be treated as delivered to Sellers hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE SELLERS
Each Seller, severally and jointly, represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of another date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify any other

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sections and subsections in this ARTICLE II only to the extent it is reasonably apparent from a reading of the disclosure or through written cross-reference that such disclosure is applicable to such other sections and subsections.
2.1 Organization, Qualification and Corporate Power.
(d)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s business or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so authorized, qualified or licensed would not result in a Company Material Adverse Effect. The Company has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to Buyer true, complete and correct copies of the Company’s charter documents. Neither the Company nor any Seller is in default under or in violation of any provision of its charter documents.
(e)    The Company and each Seller has all necessary authority and legal capacity to enter into this Agreement and execute and deliver each other agreement, instrument and document required hereby to be executed and delivered by it, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each agreement, instrument and document required hereby to be executed and delivered by each Seller at the Closing will be, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer and/or other parties thereto) constitutes, or in the case of each agreement or instrument to be delivered at the Closing, will constitute, legal, valid and binding obligations of each Seller and the Company, enforceable against each Seller and the Company in accordance with its terms, subject as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors’ generally and (ii) general principles of equity.
2.2 Capitalization.
(a)    The Company is authorized to issue 10,000,000 shares of common stock, of which 8,700,000 shares are designated “Series A Common Stock”, and 1,300,000 shares are designated “Series B Common Stock” (the “Company Shares”), of which 5,231,250 shares of Series A Common Stock are issued and outstanding as of the date of this Agreement, and no shares of Series B Common Stock are issued and outstanding. Each Seller is the sole owner, beneficially and of record, of the Company Shares set forth opposite its name on Annex A, free and clear of all

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Security Interests. The Company has reserved 1,300,000 shares of Series B Common Stock for issuance under the Company Option Plan (the “Option Pool”), as of the date of this Agreement, 620,723 shares of which were subject to Company Options that have been cancelled and extinguished prior to the Closing. All of the issued and outstanding Company Shares are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Laws. Except for the Option Pool, no Company Shares are held in treasury or are authorized or reserved for issuance. There are no accrued but unpaid dividends payable by the Company on any Company Shares.
(b)    Except for the Company Option Plan, the Company does not sponsor or maintain any stock option plan or any other plan or agreement providing for any equity or equity-linked compensation to any Person. As of the Closing, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings, plans or arrangements, including any right of first refusal or right of conversion or exchange under any outstanding security, instrument or agreement, obligating the Company to issue or sell any shares of the Company or to grant, extend or enter into any option with respect thereto, whether granted under the Company Option Plan, that certain Stock Redemption Agreement dated December 23, 1996 by and among the Company and the Sellers, or otherwise.
(c)    No Company Shares have been issued subject to a repurchase option on the part of the Company or repurchase obligation of the Company, risk of forfeiture or other similar condition.
(d)    There are no preemptive rights or agreements, arrangements or understandings (written or oral) to issue preemptive rights with respect to the issuance or sale of Company Shares created by statute or any agreement or other arrangement (written or oral) to which the Company is a party or to which it is bound and there are no agreements, arrangements or understandings (written or oral) to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Shares or Equity Interests.
(e)    The Company is not a party or subject to any agreement, arrangement or understanding (written or oral), and there is no agreement, arrangement or understanding (written or oral) between or among any Persons which affects, restricts or relates to voting, transfer of any Company Shares, giving of any written consent, or dividend right with respect to or the transferability of any Company Shares, including any shareholder agreement, voting trust agreement or proxy. No debt securities of the Company are issued and outstanding.
2.3     Noncontravention. Neither the execution and delivery by Sellers of this Agreement, nor the consummation by Sellers of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter documents of the Company, (b) require on the part of the

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Company or any Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit authorization, consent or approval, which, if not obtained or made would not have a Company Material Adverse Effect, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Seller is a party or by which the Company or any Seller is bound or to which any of their respective assets is subject, except for any conflict, breach, default, acceleration, right to termination, modification, cancellation, notice, consent or waiver that would not have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or the Company.
2.4     Subsidiaries. Except as set forth in Section 2.4 of the Disclosure Schedule, the Company does not have any Subsidiaries. Other than the Subsidiaries, the Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity. The Company owns of record and beneficially all of the issued and outstanding membership interests of each Subsidiary free and clear of any Security Interest. None of the Subsidiaries listed on Section 2.4 of the Disclosure Schedule, controls, directly or indirectly or has any direct or indirect equity participation or similar interest (whether controlling or not) in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
2.5     Financial Statements. The Company has provided to Buyer, copies of which are attached to Section 2.5 of the Disclosure Schedule, true and complete copies of the following consolidated financial statements of the Company (the “Financial Statements”): (a) audited balance sheet and statement of income, change in shareholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2010 and December 31, 2011 together with the auditor’s report thereon; (b) unaudited balance sheet and statement of income, change in shareholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2012; and (c) unaudited balance sheet and statement of operations as of and for the period ended July 31, 2013. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.
2.6     No Company Material Adverse Effect; Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (i) there has not been any Company Material Adverse Effect and to the Knowledge of the Company no event has occurred or circumstance exists that may result in

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such a Company Material Adverse Effect and (ii) the Company has operated its business only in the Ordinary Course of Business, and, except as set forth on Section 2.6 of the Disclosure Schedule:
(a)    the Company has not incurred any Debt;
(b)    the Company has not made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;
(c)    the Company has not created any Security Interest on any of its assets, tangible or intangible;
(d)    except for sales to customers of the Company’s products and services in the Ordinary Course of Business, the Company has not sold, assigned or transferred any of its tangible assets;
(e)    the Company has not entered into or amended any material Applicable Contract other than standard customer, reseller and OEM agreements in the Ordinary Course of Business;
(f)    the Company has not (i) entered into or amended any employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or increased the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees or (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors, officers or employees, other than in the Ordinary Course of Business;
(g)    the Company has not (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;
(h)    the Company has conducted and reflected in its books and records each transaction referenced in Section 2.26 of the Disclosure Schedule on an arm’s-length basis;
(i)    there has not been any material casualty, loss, damage or destruction of Company property (whether or not covered by insurance);
(j)    the Company has not made any single expenditure or commitment to purchase personal property or for additions to property, plant and equipment in excess of $10,000;
(k)    the Company has not issued, sold or otherwise disposed of any debenture, note, stock, or Equity Interest or modified or amended any right of any holder thereof;

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(l)    the Company has not amended, terminated, waived, disposed of, or permitted to lapse, any material license or Permit;
(m)    there has not been any amendment to the charter documents of the Company; and
(n)    the Company has not materially altered the nature of the Business or business plan.
2.7     Undisclosed Liabilities. Except as provided in Section 2.7 of the Disclosure Schedule, the Company has no Liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or that would not otherwise be required to be disclosed in the footnotes of the Company’s financial statements if such footnotes had been prepared.
2.8 Taxes.
(a)    Except as provided in Section 2.8 of the Disclosure Schedule, (i) the Company has properly filed on a timely basis all Tax Returns that it is and was required to file in respect of the Business, (ii) all such Tax Returns were true, correct and complete and disclose all Taxes required to be paid in respect of the Business for the respective periods covered by such Tax Returns; (iii) all such income Tax Returns have been examined by the relevant Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) the Company has properly paid on a timely basis all Taxes in respect of the Business, whether or not shown on any of its Tax Returns, that were due and payable; (v) no examination or audit of any such Tax Return by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated, and no Seller knows of any basis upon which a Tax deficiency or assessment in respect of the Business could reasonably be expected to be asserted against the Company; (vi) the Company has not (A) waived any statute of limitations with respect to Taxes in respect of the Business or agreed to extend the period for assessment or collection of any such Taxes, (B) requested any extension of time within which to file any such Tax Return, which Tax Return has not yet been filed, or (C) executed or filed any power of attorney relating to Taxes in respect of the Business with any Governmental Entity; (vii) all monies that were required by Law to be withheld or collected (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been withheld or collected and, either paid on a timely basis to the appropriate Governmental Entity, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (viii)  the Company has

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complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party; (ix) there are no Security Interests or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable; (x) the Company is not a party to any Tax litigation; (xi) the Company is not and never has been a party to any specific transaction the main purpose of which has been to avoid, defer, or reduce Taxes; and (xii) the Company is not and never has been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
(b)    The Company has delivered or made available to Buyer (i) complete and correct copies of all income Tax Returns relating to Taxes in respect of the Business for all Taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes in respect of the Business for all Taxable periods for which the applicable statute of limitations has not yet expired. The Company has delivered or made available to Buyer complete and correct copies of all other Tax Returns of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired.
(c)    No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Shares pursuant to this Agreement.
(d)    Section 2.8(d) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, or, is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any Seller’s nexus with such jurisdiction.
(e)    The Company has made (i) a valid election to be treated as an “S corporation,” as that term is defined in Section 1361(a) of the Code, for federal income tax purposes for all taxable periods since formation through the Closing Date and (ii) a similar valid election under the laws of each jurisdiction, as applicable, in which the Company is obligated to file income or franchise Tax Returns or any other applicable jurisdiction. All such elections are currently and have since formation, been in effect and the Company has made available to Buyer a complete and accurate copy of the Internal Revenue Service letter of acceptance for such federal election currently in effect. The Company is not nor could be subject to the provisions of Section 1374 of the Code.

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2.9 Assets.
(a)    Except as set forth in Section 2.9(a) of the Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all personal property and other assets reflected in the Financial Statements or acquired after the Most Recent Balance Sheet Date, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of the Business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is safe and suitable for the purposes for which it presently is used and contemplated to be used per such business plan.
(b)    Section 2.9(b) of the Disclosure Schedule lists (i) all fixed assets (within the meaning of GAAP) of the Company as of the Most Recent Balance Sheet Date having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, (ii) all other assets of a tangible nature (other than inventory) of the Company as of the Most Recent Balance Sheet Date whose book value exceeds $5,000, (iii) all fixed assets (within the meaning of GAAP) relating to the Business owned by any of the Sellers.
(c)    Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner to maintain such item will have been discharged in full and no additional amounts will be due and owing thereunder.
2.10     Facilities. Section 2.10 of the Disclosure Schedule sets forth all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities used in the Business (the “Facilities”).
2.11 Real Property.
(a)    Owned Real Property. The Company does not own, directly or indirectly, any interest in any real property.
(b)    Actions. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Actions relating to any Leased Real Property.
(c)    Leases or Other Agreements. Except for the Facility Leases listed on Section 2.11(c) of the Disclosure Schedule, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Leased Real Property.

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(d)    Facility Leases and Leased Real Property. With respect to each Facility Lease, the Company has an unencumbered interest in the Leasehold Estate. The Company enjoys peaceful and undisturbed possession of all the Leased Real Property.
(e)    Utilities. All Leased Real Property is supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Leased Real Property as currently operated, and to the Company’s Knowledge there is no condition which would reasonably he expected to result in the termination of the present access from any Leased Real Property to such utility services.
(f)    Improvements, Fixtures and Equipment. All Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by the Company at the Facilities are (i) insured pursuant to policies, each of which have been provided to Buyer and are set forth in Section 2.16 of the Disclosure Schedule, (ii) to the Knowledge of the Company, structurally sound with no known material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, (iv) sufficient for the operation of the Business as presently conducted and (v) in conformity with all applicable rules and regulations.
(g)    No Special Assessment. The Company has not received notice of any special assessment relating to any Facility or any portion thereof.
2.12 Intellectual Property.
(a)      Section 2.12(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Business, and (ii) each Customer Deliverable of the Business offered as of the date of this Agreement. In connection with each patent asset (patent or patent application) listed in Section 2.12(a) of the Disclosure Schedule, the Company represents and warrants that (i) the Company is the sole owner of the patent asset, (ii) the Company has fully complied with the duty to disclose material information to the U.S. Patent and Trademark Office, (iii) to the Knowledge of the Company, the correct individual or individuals are listed as the inventors, (iv) the Company and Sellers have not received any third party communication that challenges the ownership, validity or enforceability of the patent asset, (v) the Company and Sellers have not filed, and do not own, any related patents or patent applications that have not been disclosed to Buyer, and (vi) the patent asset has not been licensed to a third party. The Sellers further represent and warrant that: (i) to the Knowledge of the Company, each issued patent listed in Section 2.12(a) of the Disclosure Schedule is valid and enforceable, (ii) to the Knowledge of the Company, no Customer Deliverable infringes any third party patent or other intellectual property right, (iii) they are not aware of any third party patent that covers, or has been alleged to cover, any Customer Deliverable,

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(iv) the Company owns all copyrights in the Customer Deliverables, and (v) the Company is the sole owner of the trademark registrations and trademark applications listed in Section 2.12(a) of the Disclosure Schedule.
(b)     The Company has the right to all Company Intellectual Property necessary (i) to use, sell, market and distribute the Customer Deliverables and (ii) to operate the Business. Each item of Company Intellectual Property will be owned or available for use by the Company and Buyer immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing, except as described in Section 2.12(b) of the Disclosure Schedule. No current or former employee of the Company has any claim or right in or to the Company Intellectual Property. No other Person has any rights to any Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.12(d) of the Disclosure Schedule or standard customer, reseller and OEM contracts and licenses entered into in the Ordinary Course of Business), and, to the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property, except as described in Section 2.12(b) of the Disclosure Schedule.
(c)      None of the Company Intellectual Property, Customer Deliverables, or the sale, marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Section 2.12(c) of the Disclosure Schedule lists any complaint, claim or notice, or threat thereof, received by the Company alleging any infringement, violation or misappropriation; and the Company has provided to Buyer complete access to all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to Buyer complete access to all written documentation relating to claims or disputes to the Knowledge of the Company, concerning any Company Intellectual Property.
(d)     Section 2.12(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property or any Intellectual Property owned by a party other than the Company, except for standard customer, reseller and OEM contracts entered into in the Ordinary Course of Business. Except as described in Section 2.12(d) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables, except for standard customer, reseller and OEM contracts entered into in the Ordinary Course of Business. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to Company Intellectual Property.

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(e)      Section 2.12(e) of the Disclosure Schedule identifies each item of Intellectual Property used or possessed by the Company that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by or to the Company pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses).
(f)      Except as set forth in Section 2.12(f) of the Disclosure Schedule, to the Knowledge of the Company, all of the copyrightable materials (but excluding materials created, developed or otherwise provided by a third party) embedded in, or integrated in, incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company, or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. Except as set forth in Section 2.12(f) of the Disclosure Schedule, no portion of such copyrightable materials was jointly developed with any third party (other than independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company).
(g)     Except as set forth in Section 2.12(g) of the Disclosure Schedule, the Customer Deliverables, the Internal Systems, and the Company Intellectual Property do not contain any “Easter egg,” “back door,” time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software field) or other software routines designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of function.
(h)     The Internal Systems, Customer Deliverables, and the Company Intellectual Property currently used by the Company to provide products and services to its customers (i) are fully adequate for the Business, (ii) meet all of the requirements of customers under the customer contracts of the Company, and (iii) will meet or are capable of being scaled to meet, all of the requirements of customers under the customer contracts, including increased volume requirements.
(i)     The Company has maintained object code and source code sufficient to fully and accurately explain the functioning of the Internal Systems, Customer Deliverables, and the Company Intellectual Property and to allow a reasonably skilled programmer to fully and satisfactorily use it in the manner intended without reliance on the knowledge or memory of any Person.
(j)     Section 2.12(j) of the Disclosure Schedule lists all Public Software that has been used with or incorporated in the Internal Systems, Customer Deliverables, and the Company Intellectual Property, their corresponding licenses, and how the Public Software is used, including whether the Public Software is linked to the Company Intellectual Property (including by dynamic

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linking). In addition, the Internal Systems, Customer Deliverables, and the Company Intellectual Property do not contain, use or link with any Public Software code that requires the disclosure or distribution of all or a portion of the non-Public-Software source code for any Internal Systems, Customer Deliverables or the Company Intellectual Property or requires the distribution of any Internal Systems, Customer Deliverables, or the Company Intellectual Property without charge to third parties, except for publishing minor modifications to the Public Software itself that do not contain the Company Intellectual Property.
(k)     To the Knowledge of the Company, the Data Rights and information used by the Company in providing Customer Deliverables, in keeping track of the financial and business relationships between the Company and customers and in managing the Business (collectively, the “Data”) (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable Laws and agreements, and (iv) when used by the Company, in the manner in which the Data was used prior to the date hereof, does not violate any applicable Law or agreement. The Company has taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data.
2.13 Contracts.
(a)    Section 2.13 of the Disclosure Schedule lists the following Applicable Contracts (written or oral) to which the Company is a party as of the date of this Agreement:
(i)    any Applicable Contract for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum or having a remaining term longer than six months;
(ii)    any Applicable Contract with software vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Company’s services of products;
(iii)    any Applicable Contract containing covenants restraining or limiting the freedom of the Company to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of Buyer or any Affiliate thereof to engage in any line of business or compete with any Person;
(iv)    any Applicable Contract containing a right of first refusal;
(v)    any Applicable Contract that is terminable upon or prohibits a change in ownership or control of the Company, or that requires consent in connection with a change in ownership or control of the Company;

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(vi)    any Applicable Contract that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind;
(vii)    any Applicable Contract with any of the Company’s twenty-five (25) largest customers (measured by billings during the twelve month period ended July 31, 2013);
(viii)    any Applicable Contract in which the Company has granted “most favored nation” or similar pricing provisions or exclusive marketing or distribution rights relating to any products or territory;
(ix)    any Applicable Contract under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
(x)    any Applicable Contract for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
(xi)    any employment or consulting Applicable Contract;
(xii)    any Applicable Contract involving any current or former officer, director or shareholder of the Company or an Affiliate thereof;
(xiii)    any Applicable Contract that, by its terms binds Affiliates of the Company or will bind Affiliates of the Company after the Closing;
(xiv)    any Applicable Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities, which are contained in the Company’s standard agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
(xv)    any other Applicable Contract (other than customer contracts entered into in the Ordinary Course of Business) requiring payments to or by the Company of more than $75,000.
(b)    The Company has made available to Buyer a complete and accurate copy of each Applicable Contract listed in Section 2.12 or Section 2.13 of the Disclosure Schedule, or with respect to each such unwritten Applicable Contract, the Company has provided a detailed description of the terms of such unwritten Applicable Contract. With respect to each Applicable Contract so

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listed: (i) the Applicable Contract is legal, valid, binding and enforceable and in full force and effect; (ii) the Applicable Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) except as set forth on Section 2.13(b)(iii) of the Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any material provision of such Applicable Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of any material provision of such Applicable Contract by the Company or, to the Knowledge of the Company, of any other party under such Applicable Contract and (iv) except as set forth on Section 2.13(b)(iv) of the Disclosure Schedule, the Company has fully satisfied all performance obligations under the Applicable Contract, except for performance obligations which are, under the terms of the Applicable Contract, to be provided in the future.
2.14     Accounts Receivable. Except as set forth in Section 2.14 of the Disclosure Schedule, each and all Accounts Receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date), and net of the allowance for doubtful accounts reflected in the Most Recent Balance Sheet, are valid receivables enforceable and fully collectible within ninety (90) days of the Closing Date, free and clear of any Action, right of setoff or other dispute, demand or future obligation of any nature whatsoever. The Company has not received any written notice from an account debtor stating that any Account Receivable is subject to any Action, contest or setoff by such account debtor.
2.15     Powers of Attorney. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.
2.16     Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft/crime, casualty, comprehensive general liability, workers compensation, business interruption, environmental, errors and omissions, directors and officers fiduciary liability, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect including the name of the insurer, policy numbers and whether such policy is a claims-made or occurrence policy. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts were questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Company has not been denied insurance coverage at any time during the past five (5) years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five (5) years except as set forth in Section 2.16 of the Disclosure Schedule. To the Knowledge of the Company, there are no

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threatened terminations of, or premium increases with respect to, any such policy except as set forth in Section 2.16 of the Disclosure Schedule. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Company has not failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance.
2.17     Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no Action by or against the Company or any Seller that may affect the Business or would affect the legality, validity or enforceability of this Agreement or any agreement, instrument or document required hereby to be delivered, the timely consummation of the transactions contemplated hereby or thereby, or the timely performance of Sellers’ obligations hereunder or thereunder or, to the Knowledge of the Company, has been threatened against the Company or that may affect the Business, and to the Knowledge of the Company no event has occurred or circumstance exists that would be reasonably likely to give rise to or serve as the basis for any such Action. There are no material judgments, orders or decrees outstanding against the Company.
2.18 Warranties.
(a)    Except as set forth in Section 2.18 of the Disclosure Schedule, no Customer Deliverable is subject to any guaranty, warranty, right of credit or other indemnity (except under standard customer, reseller and OEM contracts, entered into in the Ordinary Course of Business). Section 2.18 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of credit and other indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and to the Knowledge of the Company, there is no reason why such expenses should significantly increase as a percentage of sales in the future.
(b)    The Company has no Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company.
2.19 Employees.
(a)    Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, along with the position and the annual rate (or hourly rate, where applicable) of compensation of each such Person.
(b)    The Company is not bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has never committed any unfair labor practice. To the

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Knowledge of the Company, there are no organizational efforts made or threatened, either currently or within the past three (3) years, by or on behalf of any labor union with respect to employees of the Business.
(c)    All employee expenses and benefits shall have been accrued on the accounting books and records of the Company for all periods prior to and up through the Closing Date.
(d)    To the Knowledge of the Company, no officer, key employee or group of employees of the Business has any plans to terminate employment with the Company.
2.20 Employee Benefits.
(a)    Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of documents embodying each of the Company Plans and related plan documents including (without limitation) plan documents, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, plan summaries or descriptions, minutes, resolutions, compliance and nondiscrimination tests for the last three (3) plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto, have been provided to Buyer. With respect to each Company Plan which is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports and any applicable financial statements, including schedules and reports filed for the last five (5) years. The Company has furnished Buyer with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Plan which is intended to be a qualified plan as described in Code Section 401(a), and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of tax-qualified status of any Company Plan subject to Code Section 401(a).
(b)    Each Company Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Company Material Adverse Effect, and the Company, and the ERISA Affiliates have performed all material obligations required to be performed by them under, and are not in material default or violation by any other party to, any Company Plan and all required contributions required to be made by the Company or any ERISA Affiliate to any Company Plan have been made. All filings and reports as to each Company Plan subject to ERISA have prepared in good faith and timely filed, all requisite governmental reports (which were true and correct as of the date filed) have prepared in good faith and timely filed and the Company has properly and timely filed and distributed or posted all notices

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and reports to employees or participants in the Company Plans required to be filed, distributed or posted. There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Plan and neither the Company or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plan. With respect to each Company Plan no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate and no Company Plan constitutes a security which is required to be registered under applicable state or federal securities Laws. There has been no amendment to, written interpretation or announcement by the Company or any ERISA Affiliate above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company’s financial statements.
(c)    No suit, investigation, audit, administrative proceeding or Action (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Company Plan or asserting any rights or claims to benefits under any Company Plan, including audit or inquiry by the Internal Revenue Service or United States Department of Labor.
(d)    With respect to all Company Plans that are intended to be qualified under Section 401(a) of the Code, the Company has either obtained and is entitled to rely on determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified under Sections 401(a) and 501(a) of the Code, including all amendments to the Code which are currently effective and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination letter or opinion letter and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.
(e)    The Company has not nor has any ERISA Affiliate ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any Liability (including, without limitation, any contingent Liability) under any “multiemployer plan” as defined in Section 3(37) of ERISA or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any actual or potential withdrawal Liability (including,

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without limitation, any contingent Liability) from any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(f)    With respect to each Company Plan, the Company and each of its ERISA Affiliates have complied with (i) the applicable healthcare continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; (iv) the applicable requirements of the Cancer Rights Act of 1998 and the Newborn and Mother’s Health Protection Act of 1996; and (v) the Patient Protection and Affordable Care Act and related statutes and regulations.. The Company has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation.
(g)    There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage or other retiree welfare benefits and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state Law. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.
(h)    No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or Liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.
(i)    No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(j)    Each Company Plan may be amended, terminated or otherwise discontinued unilaterally by the Company at any time without Liability or expense to the, Company (or after the Closing Date, Buyer) or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending, terminating or otherwise discontinuing any such Company Plan.

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(k)    Section 2.20(k) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof); and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company Option Plan which is either exempt from Code Section 409A or is in compliance with Code Section 409A.
(l)    Section 2.20(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such Liabilities as of the date of this Agreement.
(m)    The Company has classified all individuals who perform services for the Company correctly under the Company Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.
(n)    The Company has not engaged in any transaction with respect to any Company Plan that is the same as or substantially similar to any transaction that the Internal Revenue Service has determined to be a tax avoidance transaction and has identified as a listed transaction in published guidance under Section 1.6011-4(b)(2) of the Treasury Regulations.
2.21 Environmental Matters.
(a)    The Company has complied with all applicable Environmental Laws and Environmental Permits except for violations of Environmental Laws that have not had and would not have a Company Material Adverse Effect. There is no pending, or to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law and Environmental Permits involving the Company or the Business. To the Knowledge of the Company, there is no pending or threatened civil or criminal litigation, written

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notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law and Environmental Permits involving any Leased Real Property.
(b)    The Company is not, and shall not be, subject to any environmental Liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.
(c)    There has been no Release of any Hazardous Material on any of the Leased Real Property or on any property formerly owned, leased, used or occupied by the Company.
(d)    There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company on any of the Leased Real Property and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.
(e)    To the Knowledge of the Company, there is no actual or alleged Liability, whether fixed or contingent, under any Environmental Law.
2.22 Legal Compliance.
(a)    The Company is currently conducting, and has at all times conducted, the Business in compliance with all applicable Laws, except where the failure of compliance would not result in a Company Material Adverse Effect. Neither the Company nor any Seller has received any notice or communication from any Governmental Entity or other third party alleging noncompliance with any applicable Law.
(b)    The Company complies with and has implemented all such measures required for it to comply with all applicable obligations of HIPAA and the regulations promulgated thereunder, including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s (including any Affiliates) compliance with HIPAA is required (collectively, the “HIPAA Commitments”),
(i)    the Company is in material compliance with the HIPAA Commitments;
(ii)    the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;

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(iii)    the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s compliance with the HIPAA Commitments; and
(iv)    the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.
2.23 Compliance with Healthcare Laws and Regulations.
(a)    Without limiting the generality of Section 2.22 or any other representation or warranty made by the Company herein, the Company is conducting and has conducted the Business and its operations in compliance with, and neither the Company nor any of its officers, directors, employees (in their capacity as such) or any Seller has engaged in any activities prohibited under, all applicable civil or criminal statutes, Laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, without limitation, (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.
(b)    Neither any Seller nor the Company has received any notice or communication from any Governmental Entity alleging noncompliance with any Healthcare Laws. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information pending against the Company and the Company has any Liability (whether actual or contingent) for failure to comply with any Healthcare Laws. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such Liability. There has not been any violation of any Healthcare Laws by the Company in its submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action. There is no civil or criminal proceeding pending, or, to the Knowledge of the Company, threatened, relating to the Company or any Company director, officer or employee that involves a matter within or related to Healthcare Laws.
(c)    Any remuneration (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between the Company and its

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customers, contractors, or other entities with which it has a business relationship (together, “Trading Partners”) has at all times complied with the requirements of applicable state and federal Medicaid and Medicare laws. No remuneration exchanged between the Company and its Trading Partners has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between the Company and such Trading Partners.
(d)    Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any of the Company’s employees or Trading Partners has been debarred or subject to mandatory or permissive exclusion from participation in Medicare, Medicaid, or any other federal or state healthcare program.
(e)    The Company has maintained all records required under any Healthcare Laws, except for any failure to maintain records that would not have a Company Material Adverse Effect.
2.24     Customers and Suppliers. Section 2.24(a) of the Disclosure Schedule sets forth a list of (a) each customer of the Company under contract as of July 31, 2013, (b) each supplier that is the sole supplier of any significant product or service to the Company and (c) each strategic development partner or reseller of the Company. Except as set forth on Section 2.24(b) of the Disclosure Schedule, no such customer, supplier, partner or reseller has ceased or materially altered its relationship with the Company, nor do Sellers have any reason to believe, whether upon receipt of notice or otherwise, that any such customer, supplier, partner or reseller may cease or materially alter such relationship. Except as set forth on Section 2.24(c) of the Disclosure Schedule, the Company has fully satisfied all performance obligations under the Pfizer Agreement, including without limitation all obligations to deliver software or technology developments, updates, upgrades, or enhancements to Pfizer.
2.25     Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct the Business as presently conducted. Each such Permit is in full force and effect; the Company is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened. There is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
2.26     Certain Business Relationships With Affiliates. Except as set forth in Section 2.26 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof

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which occurred or have existed since the beginning of the time period covered by the Financial Statements.
2.27     Payments. The Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is, or may be with the passage of time or discovery, illegal under any federal, state or local Laws of the United States or any other country having jurisdiction. The Company has at all times complied, and is in compliance in all respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other similar domestic and foreign laws and regulations. The Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers. The Company has, at all times, done business in an open and ethical manner.
2.28     Brokers’ Fees. Except as set forth in Section 2.28 of the Disclosure Schedule, neither the Company, any Seller nor any other party with whom or for whom the Company or any Seller may have contracted has any liability or obligation to pay any fees, commissions or any other amounts of any kind whatsoever to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.29     Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s shareholders and directors and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all accounts and safe deposit boxes of the Company (including the name of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box) and the names of persons having signature authority with respect thereto or access thereto.
2.30     Closing Shares. Each Seller acknowledges its understanding that the issuance of the Closing Shares pursuant to this Agreement is intended to be exempt from registration under the Securities Act and that Buyer’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of each Seller contained herein. In furtherance thereof, each Seller represents and warrants to Buyer as follows:
(a)    Seller is acquiring Closing Shares hereunder solely for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge,

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hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Closing Shares acquired hereunder, except in compliance with applicable securities laws.
(b)    Seller is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Agreement. Seller is able to bear the economic risk of holding the Closing Shares for an indefinite period and is able to afford the complete loss of its investment in the Closing Shares; Seller has received and reviewed all information and documents about or pertaining to Buyer, the business and prospects of Buyer and the issuance of the Closing Shares, as Seller deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, Buyer, the business and prospects of Buyer and the Closing Shares, which Seller deems necessary or desirable to evaluate the merits and risks related to its investment in the Closing Shares. Seller has reviewed with its legal counsel and tax advisors the forms of the organizational documents of Buyer.
(c)    Seller acknowledges that it has been advised that (i) the Closing Shares issued pursuant to this Agreement are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and Seller understands that Buyer has no obligation to register Seller’s Closing Shares; accordingly, Seller may have to bear indefinitely the economic risks of an investment in such Closing Shares, (ii) a restrictive legend in the form hereafter set forth shall be placed on any certificates evidencing the Closing Shares, and (iii) a notation shall be made in the appropriate records of Buyer indicating that the Closing Shares issued hereunder are subject to restrictions on transfer.
(d)    Seller is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Securities Act). Seller has previously provided Buyer with a duly executed Accredited Investor Questionnaire. No event or circumstance has occurred since delivery of Seller’s Questionnaire to make the statements contained therein false or misleading.
(e)    Each certificate evidencing the Closing Shares, if any, issued pursuant to this Agreement, unless registered in accordance with applicable U.S. securities laws, shall bear the following legend:
The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state and may not be sold, transferred or otherwise disposed of in the absence of such registration or an exemption from such registration.

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2.31     Disclosure. No representation or warranty by any Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or the certificate to be delivered by the Sellers pursuant to Section 6.1(g), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this ARTICLE III are true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
3.1     Organization and Corporate Power. Buyer is a California corporation duly organized, validly existing and in good standing under the Laws of the State of California. Buyer has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
3.2     Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement and the Employment Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement, the Escrow Agreement and the Employment Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity. Each of the Escrow Agreement and the Employment Agreements, when delivered by Buyer at the Closing, shall have been duly and validly executed and delivered by Buyer, and will constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms and conditions, except to the extent that enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws relating to or affecting the rights and remedies of creditors generally and (B) general principles of equity
3.3     Noncontravention. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter documents of Buyer, (b) require on the part of Buyer any filing with, or Permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with,

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result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby, or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.
3.4     Litigation. As of the date of this Agreement, there is no Action pending against or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its officers or directors in their capacity as officers or directors of Buyer before any court or arbitrator or any Governmental Entity, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.
3.5 Closing Shares.
(o)    The Closing Shares issuable in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive or similar rights created by statute or any other agreement to which Buyer is a party or by which Buyer is bound.
(p)    Buyer has filed or otherwise furnished all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.
(q)    Buyer Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to

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have the effect of, terminating the registration of Buyer Shares under the Exchange Act nor has Buyer received any notification that the SEC is contemplating terminating such registration. Buyer has not, in the 12 months preceding the date hereof, received notice from NASDAQ to the effect that Buyer is not in compliance with the listing or maintenance requirements thereof. Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.
ARTICLE IV
INTENTIONALLY OMITTED

ARTICLE V
INTENTIONALLY OMITTED

ARTICLE VI
CLOSING DELIVERIES
6.1     Deliveries by Sellers. At or prior to the Closing, each Seller shall deliver or cause to be delivered to Buyer:
(a)    share certificates representing the Purchased Shares (or affidavits of lost certificates), duly endorsed in blank for transfer, or accompanied by irrevocable stock powers duly executed in blank, in either case by the holders of such Purchased Shares as set forth on Annex A;
(b)    resignations from each director and officer of the Company and terminations of any employment agreements or arrangements with the Company, effective as of the Closing;
(c)    an Employment Agreement in the form attached hereto as Exhibit A-1, A-2 or A-3, executed by each Seller, as applicable (the “Employment Agreements”);
(d)    the Escrow Agreement in the form attached hereto as Exhibit B, executed by each Seller and the Escrow Agent;
(e)    evidence (in form and substance reasonably satisfactory to Buyer) that Seller has obtained at its own expense all of the waivers, Permits, consents, approvals, novations or other authorizations whatsoever, and effected all of the registrations, filings and notices which are required on the part of Seller or the Company to consummate the transactions contemplated by this Agreement, including, but not limited to, the consents set forth in Section 2.3 of the Disclosure Schedule;

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(f)    evidence (in form and substance reasonably satisfactory to Buyer) that Sellers’ and the Company’s investment bankers, attorneys and/or other advisors will be paid in full upon the payment of the Company Expenses, and that the Company has no other Liability to any such parties for any costs related to the transactions contemplated by this Agreement; and
(g)    such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as Buyer shall reasonably request in connection with the Closing.
6.2     Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Sellers:
(r)    to each Seller, the portion of the Closing Cash Payment allocated to such Seller on Annex A by wire transfer to such Seller at the account specified in writing to Buyer prior to the Closing;
(s)    the Employment Agreements, executed by Buyer;
(t)    the Escrow Agreement in the form attached hereto as Exhibit B, executed by Buyer and the Escrow Agent;
(u)    evidence (in form and substance reasonably acceptable to Sellers) that Buyer has issued to the Escrow Agent in book entry form the Closing Shares;
(v)    evidence (in form and substance reasonably acceptable to Sellers) that Buyer has paid the Company Expenses set forth on Schedule 1.2(b); and
(w)    such other certificates and instruments (including certificates as to the incumbency of officers and the adoption of authorizing resolutions) as Sellers shall reasonably request in connection with the Closing.
ARTICLE VII
POST-CLOSING COVENANTS
7.1    Intentionally omitted.
7.2 Confidentiality and Noncompetition.
(a)    Each Seller acknowledges that in his capacity as a sole shareholder, founder and executive officer of the Company, such Seller has occupied positions of trust and confidence with respect to the Company. Each Seller therefore agrees not to disclose to others or use, directly or indirectly, any Confidential Information regarding the Company, Buyer, the Business, or the

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prospective business of Buyer or the Company, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by such Seller. “Confidential Information” means all proprietary and other information, documents, data and ideas, in whatever form, tangible or intangible, of, about, disclosed to, created by or developed by the Company or the Business and not otherwise in the public domain, including without limitation, (i) all Company Intellectual Property, (ii) information of, about, created by, disclosed to or developed by the clients, customers, suppliers and vendors of the Company or the Business, (iii) information relating to the prospective business of the Company or Buyer and (iv) any proprietary knowledge, trade secrets, data, formulae, specifications, pricing, information, plans (present and future), strategies, marketing concepts and information, testing information and client and customer lists and all papers and other records (including computer records) of the documents and other material containing such Confidential Information. Each Seller represents and warrants to Buyer that, as of the Closing Date, such Seller has surrendered to Buyer all documents, work papers, lists, memoranda, records, computer data and other data (including all copies) in such Seller’s possession constituting or pertaining in any way to the Confidential Information. Each Seller acknowledges and agrees that such Confidential Information is specialized, unique in nature and of great value to Buyer and the Business and that such information gives Buyer and the Business a competitive advantage.
(b)    Each Seller hereby covenants and agrees that, during a period beginning on the Closing Date and ending on the earlier of the fifth (5th) anniversary of the Closing Date and the date on which the Company or its successor(s) cease to operate a business that would compete in any manner with the Business (the “Covenant Period”), he shall not, directly or indirectly, own, manage, operate or control, or engage, join or participate in the ownership, management, operation or control of, or furnish any capital or loans to or be connected in any manner with, any Person or business that competes in any manner whatsoever with the Business, or grant to any Person any right or license to use any Confidential Information or other intellectual property assets or other Company Intellectual Property owned, held, possessed or used by Buyer in conducting the Business if such Confidential Information, intellectual property or Company Intellectual Property may be used by such Person or business to compete in any manner whatsoever with the Business. Notwithstanding the foregoing, nothing herein shall prohibit or otherwise restrict such Seller from (i) being employed or engaged by Buyer or any of Buyer’s Affiliates, or (ii)  holding a passive investment in the equity securities of any Person if such equity securities are registered under the Securities Act, provided that such equity investment does not exceed two percent (2%) of the outstanding equity securities of such Person.
(c)    During the Covenant Period, each Seller agrees that he shall not, directly or indirectly, (i) solicit any present or former customers, clients or other Persons from whom the Company derived any revenue in the course of conducting the Business prior to the Closing Date for the purpose of competing with the Business or (ii) solicit any customers, clients or other Persons from whom the Business derives any revenue, on or after the Closing Date for the purpose of

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competing with the Business or (iii) otherwise interfere with the relationship between Buyer, on the one hand, and any customer, clients, vendors of the Business, on the other hand.
(d)    During the Covenant Period, each Seller agrees that he shall not (i) solicit or induce, directly or indirectly, any employee or independent contractor of the Business to terminate his relationship with the Business, (ii) directly or indirectly, solicit or contact for the purposes of offering employment or compensation to or cause any other Person to solicit or contact for the purposes of offering employment or compensation to any employee or independent contractor of the Business or (iii) otherwise interfere with the relationship between Buyer, on the one hand, and its employees, on the other hand, with respect to the Business; provided, that this clause (d) shall not apply to any individual whose employment with the Buyer or the Business, as applicable, has been terminated prior to such solicitation or contact by such Seller. Notwithstanding the foregoing, nothing herein shall prohibit or otherwise restrict such Seller from making any general solicitation or offer of employment not directed at an employee or independent contractor of the Buyer or the Business.
(e)    Each Seller acknowledges and recognizes that the Business is and has been conducted throughout the United States, that Buyer is investing substantial sums of money to acquire, maintain and develop the Business, that Buyer would not be doing so but for the covenants contained in this Agreement, and that such covenants are necessary in order to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Buyer with respect to its purchase of the Business and are reasonable in all respects. Consequently, each Seller acknowledges and agrees that the geographic scope of the covenant not to compete shall extend to each state and foreign jurisdiction in which (i) the Company’s products and services are deployed, (ii) the Company has a customer or (iii) the Company has operations or otherwise targets sales and marketing activities or conducts or has plans to conduct business. Each Seller hereby further acknowledges that the geographic scope and duration of this covenant not to compete is reasonable.
(f)    If any court determines that any of the covenants or other provisions contained in this Section 7.2, or any part thereof, is invalid or unenforceable, the remainder of such covenants and this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of the covenants contained in this Section 7.2, or any part thereof, are unenforceable because of the duration of such provision or the product or area covered thereby or for any other reason, such court shall have the power and the Parties intend and desire that such court, and in connection with the purchase and acquisition of the Purchased Shares Buyer is relying on such court to, exercise such power to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced.

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(g)    If the courts of any one or more of such jurisdictions holds such covenants or other provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each Party that such determination not bar or in any way affect the rights of Buyer to relief in the courts of any other jurisdiction within the geographic scope of such covenants or other provisions, as to breaches of such covenants or other provisions in any such other jurisdiction, such covenants or other provisions as they relate to each jurisdiction and geographic location being, for this purpose, severable into diverse and independent covenants and other provisions.
(h)    Each Seller hereby agrees that a violation or attempted or threatened violation of the covenants or other provisions contained in this Section 7.2, or any part thereof, by such Seller will cause irreparable injury to Buyer with respect to the Business for which money damages would be inadequate, and that Buyer shall be entitled, in addition to any other rights or remedies they may have, whether in Law or in equity, to obtain an injunction, enjoining and restraining such Seller from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in this Section 7.2.
(i)    For the avoidance of doubt, the covenants contained in this Section 7.2 are made by each Seller solely on behalf of that Seller. In no event will any Seller have any liability or other obligation whatsoever to Buyer for any Damages incurred or resulting from any breach by any other Seller of such other Seller’s covenants in this Section 7.2.
7.3     Transition. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing.
7.4     Customer Retention. After the Closing, each Seller shall use his respective best efforts to retain all customers of the Business and convert them to customers of Buyer.
7.5     Non-Disparagement. After the Closing, no Party shall make any public statements that disparage or reflect unfavorably upon the image or reputation of any other Party or their respective Affiliates or the Business.
7.6 Pfizer Agreement
7.7     Further Assurances. In the case at any time after the Closing that any further action is reasonably necessary to carry out the purposes of this Agreement, each Seller and Buyer shall take any such reasonably necessary action.
7.8     Sharing of Data. Sellers shall have the right, at their sole expense, exercisable by Sellers or their representatives, for a period of seven (7) years following the Closing Date, to have

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reasonable access during normal business hours with reasonable notice and in a manner so as not to unreasonably interfere with the normal business operations of the Company or Buyer to those books, records and accounts, including financial and accounting records (including the work papers of the Company’s independent accountants), tax records, correspondence, production records, employment records and other records of the Company prior to the Closing Date, to the extent that any of the foregoing is needed by Sellers for the purpose of complying with Sellers’ obligations under applicable Laws, including but not limited to Laws regarding Taxes. Neither Buyer nor Sellers shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
7.9     Tail Insurance. In the event that on or before the date hereof, the Company elects to purchase a prepaid “tail” insurance policy or policies on behalf of the Company or the Sellers, Buyer agrees not to amend or terminate such policy or policies; provided that neither the Company nor Buyer shall be required to pay any premiums or other amounts in connection with any such policy after the date hereof.
7.10 Cooperation in Litigation
ARTICLE VIII
INDEMNIFICATION
8.1     Indemnification by Sellers. Subject to the other provisions of this ARTICLE VIII, each Seller, severally and jointly, shall indemnify Buyer, its Affiliates and Subsidiaries, and each of their respective Representatives (each a “Buyer Indemnified Party”) in respect of, and hold them harmless against any and all Damages (calculated in accordance with the other provisions of this Article VIII) incurred, resulting from or constituting the matters set forth in this Section 8.1. In addition to the foregoing, and not by way of limitation, Buyer’s right to indemnification hereunder shall not be affected by any investigation conducted by Buyer or any of its Affiliates.
(j)    Any breach of any representation or warranty of Sellers contained in this Agreement;
(k)    Any failure to perform any covenant or agreement of Sellers contained in this Agreement (other than the covenants contained in Section 7.2 and Section 8.2);
(l)    Any failure of Sellers to have good, valid and marketable title to the Purchased Shares, free and clear of all Security Interests; or
(m)    Any claim by a holder or former holder of Equity Interests in, or Security Interest against, the Company, or any other Person, seeking to assert, or based upon: (i) ownership

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or rights to ownership of any Equity Interests in or assets of, the Company which differ from those set forth herein; (ii) any rights of an equity or security holder (other than the right to receive the Purchase Price pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the charter documents of the Company; or (iv) any claim that his, her or its Equity Interest in, or Security Interest against, the Company were wrongfully transferred by a Seller or transferred without the payment of adequate consideration in accordance with applicable Law or contract.
8.2     Indemnification by Sellers with Respect to Section 7.2. Subject to the other provisions of this ARTICLE VIII, each Seller, severally and not jointly, will indemnify the Buyer Indemnified Parties in respect of, and hold them harmless against any and all Damages (calculated in accordance with the other provisions of this ARTICLE VIII) incurred resulting from any failure to perform any covenant or agreement of such Seller contained in Section 7.2.
8.3     Indemnification by Buyer. Buyer shall indemnify Sellers in respect of, and hold it harmless against, any and all Damages incurred or suffered by Sellers resulting from, relating to or constituting:
(d)    any breach of any representation or warranty of Buyer contained in this Agreement; or
(e)    any failure to perform any covenant or agreement of Buyer contained in this Agreement.
8.4 Indemnification Claims.
(a)    If an Indemnified Party seeks indemnification under this ARTICLE VIII or ARTICLE IX, or proposes to apply any Damages to the Threshold, the Indemnified Party shall provide a Claim Notice to the Indemnified Party promptly after discovering the Liability, obligation or facts giving rise to such claim for indemnification or such Damages; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except (A) as provided in Section 8.5, or (B) to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Within thirty (30) days after receipt of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and/or apply all of the Claimed Amount to the Threshold; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount or apply the Agreed Amount to the Threshold; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount or apply any of the Claimed Amount to the Threshold. During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved

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within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in Orange County, California.
(b)    If an Indemnified Party seeks indemnification with respect to a Third Party Action, such Indemnified Party shall promptly provide a Claim Notice to the Indemnifying Party after receiving written notice of such Third Party Action; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except (A) as provided in Section 8.5, or (B) to the extent that the Indemnifying Party is prejudiced by such failure or delay. With respect to any Third Party Action which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this ARTICLE VIII or ARTICLE IX, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third Party Action or (ii) at its option (subject to the limitations set forth below), to assume control and appoint lead counsel of such defense with counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has provided its Claim Notice of the Indemnifying Party’s intent to (i) assume control of the defense of the Third Party Action and (ii) indemnify the Indemnified Party from and against the entirety of any Damages (subject to the limitations set forth in this ARTICLE VIII) the Indemnified Party may suffer resulting from, arising out of, in the nature of, or caused by the Third Party Action. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, if the Third Party Action which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim, which if adversely determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Business (iv) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend or (v) involves a legal defense, that, based upon the written advice of legal counsel, may be available to the Indemnified Party that is different from or additional to those available to the Indemnifying Party.
(c)    If the Indemnifying Party is controlling the defense of any Third Party Action in accordance with Section 8.4(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third Party Action at the Indemnified Party’s sole cost and expense, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third Party Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages and (B) would not be reasonably expected, in the good faith judgment of the Indemnified

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Party, to establish precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Business.
(d)    In the event that either the Indemnifying Party does not elect to assume the control of the defense of a Third Party Action pursuant to Section 8.4(a) or any of the conditions in Section 8.4(a) is or becomes unsatisfied, the Indemnified Party (i) may defend against, and consent to the entry of judgment or enter into any settlement with respect to, the Third Party Action in any manner it may deem appropriate, and (ii) will, at the Indemnifying Party’s request, keep the Indemnifying Party reasonably informed with respect to the conduct of such defense and the resolution thereof, and promptly provide copies to the Indemnifying Party of all communications between the Indemnified Party and its counsel on one hand and the person or entity asserting the Third Party Action and its advisors on the other hand, and copies of all pleadings pertaining to the Third Party Action and the defense and resolution thereof.
8.5     Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 8.1(a) and Section 8.3(a) shall survive the Closing Date by a period of eighteen (18) months except for (i) the Sellers’ representations in Section 2.1 (Organization, Qualification and Corporate Power); Section 2.2 (Capitalization); Section 2.8; (Taxes); Section 2.17 (Litigation); and Brokers’ Fees (Section 2.28) (“Sellers Fundamental Representations”) (ii) the Sellers’ representations in Sections 2.12(a),(b),(c),(f),(g) and (j), (Intellectual Property) and Section 2.20 (Employee Benefits) (“Sellers Key Representations”) and (iii) the Buyer Fundamental Representations, all of which shall survive for their respective statute of limitations. The Buyer Fundamental Representations shall consist of Buyer’s representations and warranties in Section 3.1 (Organization and Corporate Power); Section 3.2 (Authorization of Transaction) and Section 3.5 (Closing Shares). If an Indemnified Party fails to deliver to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, before expiration of such representation or warranty, then the Indemnifying Party will have no indemnification obligation with respect to such breach. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice. If the Action or written claim with respect to which a Claim Notice or an Expected Claim Notice has been given is definitively withdrawn or resolved, the Indemnified Party shall promptly so notify the Indemnifying Party.
8.6     Recourse First to Closing Shares. In the event that Sellers have any indemnification obligations under this ARTICLE VIII or ARTICLE IX, to the extent that there remains in escrow

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a sufficient number of Closing Shares greater in value than all outstanding indemnification obligations that at such time are not subject to adjustment pursuant to Schedule 1.5(a)(i), such obligations shall first be satisfied, subject to the provisions of the Escrow Agreement, against such Closing Shares, by cancellation and return to Buyer by the Escrow Agent of a number of such Closing Shares equal in value to the indemnification obligation, which shares will be valued for such purpose at the closing price per share of Buyer Shares as reported by NASDAQ (or, if no longer traded on such market, such other market or exchange as Buyer’s common stock may be traded) as of the trading day immediately preceding such cancellation and return. If, as of the first anniversary of the date of this Agreement, there is pending an unresolved claim for indemnification under this ARTICLE VIII or ARTICLE IX, the Tranche One Shares released to Sellers on the first anniversary of the date of this Agreement will be reduced only if, and to the extent, that the amount of such unresolved indemnification claim exceeds the value of all Tranche Two Shares and/or Tranche Three Shares pertaining to Strategic Objectives (as defined in Schedule 1.5(a)(i)) that have been achieved on or before the first anniversary of the date of this Agreement. For purposes of the immediately preceding sentence, the Tranche Two Shares and Tranche Threes Shares referred to therein will be valued at the closing price per share of Buyer Shares as reported by NASDAQ (or, if no longer traded on such market, such other market or exchange as Buyer’s common stock may be traded) as of the trading day immediately preceding the first anniversary of the date of this Agreement. Buyer and Seller will cooperate in good faith in promptly providing joint escrow instructions to the Escrow Agent regarding release to Sellers, or cancellation and return to Buyer, of the Closing Shares in accordance with this Section, the other provisions of this Agreement, and Schedule 1.5(a)(i). The exercise of Buyers’ right of setoff in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement.
8.7     Treatment of Indemnity Payments. Any payment made to an Indemnified Party hereunder with respect to any Damages shall be an amount which is sufficient to compensate the Indemnified Party for the amount of such Damages (subject to the limitations set forth in this Article VIII), after taking into account (i) all increases in federal, state, local, foreign or other Taxes payable by the Indemnified Party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing such Taxes payable by the Indemnified Party at any time), and (ii) all decreases in federal, state, local, foreign or other Taxes payable by the Indemnified Party (and/or the Company if the Indemnified Party is a Buyer Indemnified Party) as a result of the Damages to which such indemnification payment relates (by reason of such Damages being deductible or otherwise decreasing such Taxes payable by the Indemnified Party (and/or the Company, if the Indemnified Party is a Buyer Indemnified Party) at any time). Any payments made to an Indemnified Party pursuant to this ARTICLE VIII or ARTICLE IX shall be treated as an adjustment to the Purchase Price for Tax purposes.
8.8 Limitations.

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(a)    Anything herein to the contrary notwithstanding, the indemnification rights set forth in this ARTICLE VIII and ARTICLE IX shall be a Party’s sole and exclusive remedy against another Party for any claim, demand, cause of action or Damages arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, nothing shall limit or impair any right that any Party may have to sue and obtain equitable relief, including specific performance and other injunctive relief, for the breach of Section 7.2.
(b)    No amount shall be payable to a Buyer Indemnified Party under Section 8.1(a) unless and until the aggregate amount of all Damages exceeds $450,000 (the “Threshold”), at which time the Sellers shall indemnify the Buyer Indemnified Party (subject to the other provisions of this ARTICLE VIII) to the extent of such excess; provided that (i) the Threshold shall not apply with respect to any Damages resulting from, arising out of or relating to breaches or inaccuracies of the Sellers Fundamental Representations or the Sellers Key Representations and (ii) none of such Damages shall count towards the satisfaction of the Threshold.
(c)    The aggregate amount of all payments made by Sellers in satisfaction of claims for indemnification pursuant to Section 8.1(a) (including payments made in the form of Closing Shares) shall not exceed an amount equal to $11,800,000 (the “Cap”); provided that (i) the Cap shall not apply to any payments made by Sellers with respect to Damages resulting from, arising out of or relating to breaches or inaccuracies of Sellers Fundamental Representations or Sellers Key Representations, (ii) none of such Damages shall count towards the Cap and (iii) in each event that the number of Tranche Two Shares or Tranche Three Shares is reduced as a result of adjustment pursuant to Schedule 1.5(a)(i), then at such time the Cap shall be reduced to an amount equal to the product of (x) $11,800,000, multiplied by (y) the Cap Reduction Percentage.
(d)    The aggregate amount of all payments made by Sellers in satisfaction of claims for indemnification pursuant to Section 8.1(a) of Sellers Key Representations shall not exceed an amount equal to $33,630,000 (the “Key Representations Cap”); provided that (i) none of such Damages shall count towards the Cap and (ii) in each event that the number of Tranche Two Shares or Tranche Three Shares is reduced as a result of adjustment pursuant to Schedule 1.5(a)(i), then at such time the Key Representations Cap shall be reduced to an amount equal to the product of (x) $33,630,000, multiplied by (y) the Cap Reduction Percentage.
8.9     Special Rule for Fraud and Intentional Misrepresentation. Notwithstanding anything in this ARTICLE VIII to the contrary, in the event of any breach of a representation or warranty by any Party hereto that results from intentional misrepresentation or that constitutes fraud, by or on behalf of the breaching Party (including, without limitation, any intentional misrepresentation or fraudulent act committed by any officer, director, employee, agent or Representative of any Party in connection with the consummation of the transactions contemplated

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by this Agreement), then (a) such representation or warranty will survive and continue in full force and effect for the period of the applicable statute of limitations without regard to any survival period set forth in Section 8.5, (b) the limitations set forth in Section 8.8 shall not apply to any Damages that the Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with such breach and (c) none of such Damages shall count towards the satisfaction of the Threshold or Cap.
8.10 Certain Limitations.
(a)    Any insurance proceeds received by any Indemnified Party (or, if the Indemnified Party is a Buyer Indemnified Party, insurance proceeds received by the Company) with respect to any Damages shall reduce the amount payable to such Indemnified Party under this ARTICLE VIII.
(b)    Each Indemnified Party will use commercially reasonable efforts to mitigate any indemnifiable Damages to the same extent as would a reasonable and prudent person to whom no indemnification was available.
(c)    Notwithstanding any other provision of this Agreement, to the extent that any items or matters have been taken into account in the computation of Closing Date Working Capital, such items or matters shall not be considered to be, or to have caused, Damages that are indemnifiable under this ARTICLE VIII or ARTICLE IX.
ARTICLE IX
TAX MATTERS
9.1 Tax Indemnification.
(f)    Sellers shall be liable for and covenant to pay, and pursuant to ARTICLE VIII shall indemnify Buyer in respect of, and hold it harmless against and any and all Damages incurred or suffered by Buyer or its Affiliates resulting from, relating to or constituting (a) a breach of any representation contained in Section 2.8, (b) the failure to perform any covenant or agreement set forth in this ARTICLE IX, and (c) all Taxes not reflected on the Final Balance Sheet (including, without limitation, any amounts owed by Buyer relating to Taxes pursuant to a contract or otherwise, or owed by Buyer as a transferee or successor) of Company or Sellers, or otherwise applicable to the Business, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. For purposes of this Section 9.1, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

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9.2     Assistance and Cooperation. After the Closing Date, Sellers and Buyer shall:
(f)    assist (and cause its respective Affiliates to assist) the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing;
(g)    cooperate fully in preparing for any audits by, or disputes, contests or proceedings with, taxing authorities which relate to the Business or Buyer;
(h)    make available to the other Parties hereto and to any Governmental Entity as reasonably requested all information, records and documents relating to Liabilities for Taxes of such other Party or Parties;
(i)    preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by any Law;
(j)    provide timely notice to the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Business for any period beginning prior to the Closing Date;
(k)    furnish the other with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request relating to the Business with respect to any period beginning prior to the Closing Date;
(l)    keep confidential any information obtained pursuant to this Section 9.2, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and
(m)    furnish the other Party or Parties with adequate information, to the extent reasonably available, which would enable the other Party or Parties to determine its entitlement to, and the amount of, any refund or credit to which such Party or Parties may be entitled.
9.3 Section 338(h)(10) Election.
(e)    At Buyer’s election, the Company and Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax law) with respect to the Purchased Shares (a “Section 338(h)(10) Election”).
(f)    Buyer and Sellers shall cooperate fully in making the Section 338(h)(10) Election, including the filing of all required IRS forms and related forms under state, local or foreign Tax Law (collectively, the “Section 338 Election Forms”). Prior to the Closing Date, the Company shall prepare IRS Forms 8023. Sellers shall permit Buyer to review and comment on such IRS Forms 8023 and shall accept any comment or revision reasonably requested by Buyer. Buyer shall

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execute and deliver the fully completed IRS Forms 8023 to Sellers and Buyer shall file the IRS Forms 8023 on or prior to the due date for filing such IRS Forms 8023.
(g)    Promptly after Closing, the Parties shall retain an accounting firm selected by Buyer to issue a report and allocate the Purchase Price (and all other capitalizable costs) among the assets of the Company in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax law (the “Asset Allocation”), and shall deliver the Asset Allocation to Sellers for Sellers’ review and approval, which approval will not be unreasonably withheld, conditioned or delayed. Buyer shall pay the fees of such third party in connection with such report.
(h)    Buyer, the Company and Sellers shall file all Tax Returns (including but not limited to the Section 338 Election Forms and IRS Form 8883) consistent with the Section 338(h)(10) Election and the Asset Allocation and shall not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local law; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Asset Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Asset Allocation. If the Purchase Price paid by Buyer to Sellers pursuant to this Agreement is adjusted in any manner as provided in this Agreement, Sellers shall promptly revise the Asset Allocation to reflect such adjustments to the Purchase Price paid pursuant to this Agreement. Sellers shall permit Buyer to review, comment on and approve such revised Asset Allocation, which approval shall not be unreasonably withheld, conditioned or delayed, and shall incorporate any comment or revision reasonably requested by Buyer within thirty (30) days after delivery of the revised Asset Allocation by Sellers.
(i)    Sellers shall be responsible for, and shall timely pay, all Taxes imposed on the Company or any Seller as a result of making the Section 338(h)(10) Election in accordance with the provisions of this Section 9.3.
9.4 Indemnification Claims.
(h)    Scope of ARTICLE IX. Any claim by any Party relating to a breach by another Party of its obligations under this ARTICLE IX shall be pursued in accordance with the procedures for indemnification claims set forth in ARTICLE VIII. To the extent there is any inconsistency between the terms of ARTICLE VIII and this ARTICLE IX, the provisions of this ARTICLE IX shall govern. All claims for indemnification pursuant to this ARTICLE IX shall be subject to the limitations and other provisions of Article VIII, excluding Sections 8.8(b) and 8.8(c).

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(i)    Claim Procedure. For purposes of clarification, claims for a breach of an obligation under this ARTICLE IX may be made by a Party at any time prior to the thirtieth (30th) day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates.
9.5     Dispute Resolution. During the thirty (30) day period following the delivery of a Response that reflects a Dispute pertaining to a claim for indemnification under this ARTICLE IX, Buyer and Sellers shall attempt in good faith to resolve the Dispute. If, at the end of the thirty (30) day period, Buyer and Sellers have not resolved such Dispute, Buyer and Sellers shall refer the Dispute for determination to the Accountants who shall act as experts, not as arbitrators, and the Parties will be reasonably available and work diligently to facilitate the Accountants to render a determination within a twenty (20) day period immediately following the referral to them. A determination by the Accountants with respect to any item of Dispute submitted to them will be binding on Buyer and Sellers. The fees and expenses of the Accountants shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.
9.6     Preparation of Certain Tax Returns. Sellers will prepare and file the Company’s state and federal income Tax Returns for the period ending on the Closing Date and will, prior to such filing, provide copies of such Tax Returns to Buyer for its review and approval, which approval will not be unreasonably withheld, conditioned or delayed.
ARTICLE X
INTENTIONALLY OMITTED.
ARTICLE XI
DEFINITIONS
For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
“Accountants” shall have the meaning set forth in Section 1.4(d)(iii).
“Accounts Receivable” means each and all accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date).
“Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, unfair labor practice charge or complaint or investigation before any Governmental Entity or before any arbitrator or mediator.
“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Exchange Act.
“Agreed Amount” means part, but not all, of the Claimed Amount.

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“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
“Applicable Contract” means any contract (a) under which the Company or the Business has or may acquire any rights, (b) under which the Company or the Business has or may become subject to any obligation or Liability, or (c) by which the Company or its assets is or may become bound.
“Asset Allocation” shall have the meaning set forth in Section 9.3(c).
“Business” means the business operations of the Company as of the date hereof.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the County of Orange, California are required or authorized by Law to be closed.
“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
“Buyer 8-K” shall have the meaning set forth in Section 12.2.
“Buyer Fundamental Representations” shall have the meaning set forth in Section 8.4(a).
“Buyer Shares” shall mean shares of common stock, par value $0.01 per share, of Buyer.
“Cap Reduction Percentage” shall mean, as of a given date, the result (expressed as a percentage) obtained by dividing (x) the sum of $32,000,000 and the Reduced Closing Share Amount as of such date by (y) $59,000,000.
“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Claim Notice” means written notification which (i) contains a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) contains a statement that the Indemnified Party is entitled to indemnification under ARTICLE VIII or ARTICLE IX for such Damages or to apply such Damages to the Threshold, and a reasonable explanation of the basis therefor, (iii) a demand for payment, or application to the Threshold, in the amount of such Damages; and (iv) if such Claim Notice relates to a Third Party Action, is accompanied by copies of all communications between the Indemnified Party and its counsel on one hand and the person or entity asserting the Third Party Action and its advisors on the other hand, and copies of all pleadings, if any, pertaining to the Third Party Claim.
“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

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“Closing” shall have the meaning set forth in Section 1.3.
“Closing Amount” means the Closing Cash Payment, together with the Closing Shares Amount.
“Closing Adjustment” shall have the meaning set forth in Section 1.4(c).
“Closing Cash Payment” shall have the meaning set forth in Section 1.2(a).
“Closing Date” shall have the meaning set forth in Section 1.3.
“Closing Date Working Capital” shall mean the Company’s Working Capital as of the Closing Date.
“Closing Shares” shall have the meaning set forth in Section 1.2(c).
“Closing Shares Amount” shall have the meaning set forth in Section 1.2(c).
“COBRA” shall have the meaning set forth in Section 2.20(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the first paragraph of this Agreement.
“Company Intellectual Property” means the Intellectual Property owned by the Company or any Seller and used in connection with the Business.
“Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company or the Business, or (ii) the ability of Buyer to operate the Business immediately after the Closing; except to the extent resulting from (1) general business or economic conditions, including such conditions affecting generally the industry of the Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in Laws or other binding directives issued by any Governmental Entity, or (6) the taking of any action required by this Agreement; provided that in each such event, change or action set forth in (1) through (5) above, the Business is not affected in a substantially disproportionate manner. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial

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lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
“Company Option” means options to acquire shares of common stock of the Company granted or awarded under the Company Option Plan.
“Company Option Plan” means the Company’s 2009 Stock Plan.
“Company Plan” means any Employee Benefit Plan that the Company or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Company or any ERISA Affiliate.
“Company Shares” shall have the meaning set forth in Section 2.2(a).
“Confidential Information” shall have the meaning set forth in Section 7.2(a).
“Covenant Period” shall have the meaning set forth in Section 7.2(b).
“Customer Deliverables” means the products and services that the Company (i) currently provides, or (ii) has provided within the previous three (3) years.
“Damages” means any and all debts, costs, losses, liabilities, obligations, claims, causes of action, damages, deficiencies, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), fines, fees, penalties, judgments, awards, assessments, diminution in value and any amounts payable with respect to Taxes.
“Data” shall have the meaning set forth in Section 2.12.
“Data Rights” means all data, compilations of data and databases (in all forms and in all media), and all database rights therein.
“Debt” means (a) all obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, (b) all obligations of the Company evidenced by bonds, debentures, notes, preferred stock or similar instruments, (c) all obligations of the Company upon which interest charges are customarily paid, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all obligations of the Company issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (f) all capitalized lease obligations of the Company, (g) all obligations of others secured by any lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (h)

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all obligations of the Company under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of the Company, and (j) all guarantees and arrangements having the economic effect of a guarantee by the Company of any indebtedness of any other Person.
“Deferred Revenue” means the estimated costs to complete deferred revenue.
“Disclosure Schedule” means the disclosure schedule provided by Sellers to Buyer on the date hereof.
“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its Liability for all or part of the Claimed Amount.
“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(3) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
“Environmental Law” means any federal, state or local Law, statute, rule, order, directive, judgment, Permit or regulation or the common Law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

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“Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock and any option, warrant, convertible security, subscription right, conversion right, exchange right or other agreement that could require a Person to issue any of its capital stock or sell any capital stock (“Commitments”) with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (iii) any other equity ownership, participation or security in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means (1) any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company, or (2) any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer within the meaning of Section 4001(a)(14) of ERISA.
“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.
“Escrow Agent” shall mean Computershare Trust Company N.A.
“Estimated Closing Date Working Capital” shall have the meaning set forth in Section 1.4(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expected Claim Notice” means a notice that, as a result of an Action instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under ARTICLE VIII or ARTICLE IX, or which it is entitled to apply to the Threshold, which notice will (i) contain a statement that the Indemnified Party is entitled to indemnification under ARTICLE VIII or ARTICLE IX for such Damages, or to apply such Damages to the Threshold, and a reasonable explanation of the basis therefor; and (ii) if such Claim Notice relates to a Third Party Action, is accompanied by copies of all communications between the Indemnified Party and its counsel on one hand and the person or entity asserting the Third Party Action and its advisors on the other hand, and copies of all pleadings, if any, pertaining to the Third Party Action.
“Facilities” shall have the meaning set forth in Section 2.10.

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“Facility Leases” shall mean all of the items listed on Section 2.11(c) of the Disclosure Schedule.
“Final Balance Sheet” shall have the meaning set forth in Section 1.4(d)(i).
“Financial Statements” shall have the meaning set forth in Section 2.5.
“Fixtures and Equipment” means all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s or the Company’s suppliers, including all warranty rights with respect thereto.
“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.
“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos‑containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.
“Healthcare Laws” shall have the meaning set forth in Section 2.23(a).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time, and any rules or regulations promulgated pursuant thereto.
“HIPAA Commitments” shall have the meaning set forth in Section 2.22(b).
“Indemnified Party” means a Party entitled, or seeking to assert rights, to indemnification under ARTICLE VIII or ARTICLE IX.
“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party.

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“Intellectual Property” means all:
(a)    patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;
(b)    trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;
(c)    copyrightable works, copyrights and registrations and applications for registration thereof;
(d)    copyright, confidential information and trade secrets embodied in computer software and documentation;
(e)    inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;
(f)    all data, compilations of data and databases (in all forms and in all media), and all database rights therein;
(g)    other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions); and
(h)    copies and tangible embodiments thereof.
“Internal Systems” means the internal computer systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.
“Knowledge of the Company” means the knowledge of each Seller and the directors and officers of the Company, or information which any such individual should have known based on his primary or supervisory responsibility for the matter at issue.
“Law” means any federal, national, supranational, state, provincial, foreign, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

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“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, fixtures, facilities or improvements currently located thereon.
“Leasehold Estates” shall mean all of the Company’s rights and obligations as lessee under the Facility Leases.
“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by any Seller or the Company.
“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.
“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date, prepared in accordance with GAAP.
“Most Recent Balance Sheet Date” means July 31, 2013.
“NASDAQ” means the National Association of Securities and Dealers Automated Quotation Stock Market.
“Option Pool” shall have the meaning set forth in Section 2.2(a).
“Optionholders” means the holders of Company Options that are outstanding and unexercised as of immediately prior to the Closing Date.
“Ordinary Course of Business” means the ordinary course of business consistent with recent past custom and practice (within the past twenty-four (24) months) (including with respect to nature, scope and magnitude).

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“Parties” or “Party” means individually and collectively (as the case may be) Buyer, the Company and any or all of the Sellers.
“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or Leased Real Property).
“Person” means any natural person, corporation, limited liability company, general or limited partnership, proprietorship, other business, non-profit or charitable organization, trust, union, association (whether or not incorporated in any jurisdiction), or any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Pfizer” means Pfizer Health Solutions Inc.
“Pfizer Agreement” means the Software License Agreement dated March 11, 2011, by and between the Company and Pfizer Health Solutions Inc., including all amendments and schedules thereto.
“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.
“Purchase Price” shall have the meaning set forth in Section 1.2.
“Purchased Shares” shall have the meaning set forth in the recitals to this Agreement.
“Reduced Closing Share Amount” shall mean, as of a given date, the Closing Shares Amount, minus the amount of any Tranche Two Shares or Tranche Three Shares that have been reduced as of such date pursuant to Schedule 1.5(a)(i), valuing such shares by the Share Valuation Method as of the Closing Date.
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.

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“Representatives” means any officer, director, principal, attorney, agent, employee or other agent or representative.
“Response” means a written response containing the information provided for in Section 8.4(a).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Reports” shall have the meaning set forth in Section 3.5(b).
“Section 338(h)(10) Election” shall have the meaning set forth in Section 9.3(a).
“Section 338 Election Forms” shall have the meaning set forth in Section 9.3(b).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens for taxes not yet due and payable, and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
“Seller(s)” shall have the meaning set forth in the first paragraph of this Agreement.
“Sellers’ Fundamental Representations” shall have the meaning set forth in Section 8.1.
“Share Valuation Method” shall mean the valuation of the Buyer Shares based upon the average closing price of Buyer’s common stock as reported by NASDAQ (or, if no longer traded on such market, such other market or exchange as Buyer’s common stock may then be traded) over the sixty (60) trading days ending on the close of the trading day immediately prior.
“Straddle Period” means any taxable year or period beginning on or before, and ending after, the Closing Date.
“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
“Target Working Capital” shall have the meaning set forth in Section 1.4(a).

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“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or Liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by contract, or otherwise.
“Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.
“Third Party Action” means any suit, proceeding or written claim by a Person other than a Party for which indemnification, or application to the Threshold, may be sought by a Party under ARTICLE VIII or ARTICLE IX.
“Trading Partners” shall have the meaning set forth in Section 2.23(c).
“Tranche One Shares” shall have the meaning set forth in Section 1.2(c).
“Tranche Three Shares” shall have the meaning set forth in Section 1.2(c).
“Tranche Two Shares” shall have the meaning set forth in Section 1.2(c).
“Working Capital” means, as of any particular date, the Company’s total current assets (including accounts receivable (net of allowance for bad debts), prepaid expenses, and other current assets, but excluding cash and cash equivalents and excluding labor expenses capitalized as work in process), minus total current liabilities (including accounts payable, accrued liabilities, Deferred Revenue and other current liabilities but excluding cash and cash equivalents), computed in a manner consistent with Schedule 11 attached hereto, which shows the computation of Working Capital as of May 31, 2013.
ARTICLE XII
MISCELLANEOUS

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12.1     Expenses. Except as expressly set forth in this Agreement, each of the Parties shall bear its own costs and expenses (including legal, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
12.2     Press Releases and Announcements. Sellers shall not issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of Buyer. Buyer shall be permitted to issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of Sellers, that it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of NASDAQ, including but not limited to any public announcement or disclosure concerning Buyer’s publicly-traded securities or the filing by Buyer of a Current Report on Form 8-K (the “Buyer 8-K”) to report the execution of this Agreement. In connection with the preparation of the Buyer 8-K, Sellers shall, upon request by Buyer, furnish Buyer with all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Sellers represents and warrants to Buyer that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. At or after the execution of this Agreement, Sellers and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.
12.3     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
12.4     Entire Agreement. This Agreement (including the documents referred to herein), constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, express or implied, which may have related to the subject matter hereof in any way.

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12.5     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, Buyer may assign to its Affiliates as they exist now or in the future; provided, however, that no such assignment will relieve Buyer of any of its obligations under this Agreement.
12.6     Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement and signature pages thereof for all purposes.
12.7     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
12.8     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

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If to Buyer or the Company:
Quality Systems, Inc.
18111 Von Karman Avenue,
Suite 700
Irvine, California 92612
Attention: General Counsel
Fax: (949) 255-2610
Telephone: (949) 255-2600

If to Sellers or the Representative:

Jon Teichrow
6861 E. Kallin Way
Long Beach, CA 90815
Telephone: 949-378-1540

Copy to (which shall not constitute notice):
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention: Michael Treska
                  Daniel Rees
Fax: (714) 755-8290
Telephone: (714) 755-1235

Copy to (which shall not constitute notice):

McConnell, Dunning & Barwick, LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
Attention: Scott McConnell
Fax: (949) 900-4401
Telephone: (949) 900-4400

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail) other than electronic mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
12.9 Governing Law; Consent to Jurisdiction and Venue.
(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of California.
(b)    All actions and proceedings arising out of or relating to this Agreement will be heard and determined in a California court or a federal court sitting in Orange County, California, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Parties hereby consent to service of process by mail (in accordance with Section 12.8) or any other manner permitted by Law.

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12.10     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
12.11     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
12.12 Construction.
(c)    The language used throughout this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(d)    All terms and words used in this Agreement, regardless of whether singular or plural, or the gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
(e)    Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(f)    Any reference herein to “including” shall be interpreted as “including without limitation.”
(g)    Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

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12.13     Attorneys’ Fees. In the event of any litigation or arbitration proceeding arising out of any disputes under this Agreement, the prevailing Party shall be entitled to recover their costs and expenses including, without limitation, reasonable attorneys’ fees.
ARTICLE XIII
SELLERS’ REPRESENTATIVE
13.1 Appointment
13.2     Reliance. Any decision, act, consent or instruction of the Representative with respect to the matters referred to in Section 13.1 shall constitute a decision, act consent or instruction of the Sellers and shall be conclusive and binding upon the Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Sellers. The Representative cannot be changed or substituted without the prior written consent of a majority in interest of the Sellers and such change or substitution of the Representative shall not be effective until the Buyer receives written notice thereof.
13.3     Indemnification. The Sellers shall hold the Representative harmless from any and all Damages based upon, attributable to or resulting from the Representative’s performance of his duties and obligations under this Agreement, except to the extent that such Damages are a result of the gross negligence or willful misconduct of the Representative.
[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
BUYER:

QUALITY SYSTEMS, INC.

By:        /s/ Jocelyn A. Leavitt
Name: Jocelyn A. Leavitt
Title: Executive Vice President, General
Counsel and Secretary

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
SELLERS:

By:        /s/ Jon Teichrow
Jon Teichrow

By:        /s/ Gary Teichrow
Gary Teichrow

By:        /s/ Andrew Thorson
Andrew Thorson

REPRESENTATIVE:

By:        /s/ Jon Teichrow
Jon Teichrow

Signature Page to Stock Purchase Agreement